RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of  November 30, 2023, between Advanced Series Trust on behalf of each Acquiring Fund listed on Schedule A, severally and not jointly (each, an “Acquiring Fund” and collectively the “Acquiring Funds”), and AQR Funds on behalf of each Acquired Fund listed on Schedule A, severally and not jointly (each, an “Acquired Fund”, collectively the “Acquired Funds”, and together with the Acquiring Funds, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule and in consideration of the potential benefits to the Acquiring Funds and the Acquired Funds arising out of the Acquiring Funds’ investment in the Acquired Funds, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which each Acquiring Fund may invest in each Acquired Fund in reliance on the Rule.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)  In-kind redemptions.  The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

(ii)  Timing/advance notice of redemptions.  The Acquiring Fund will use reasonable efforts to spread large redemption requests over multiple days or to provide advance notification to the Acquired Fund of redemption requests that, as of the business day prior to the date of the notification, are equal to or greater than 5% of the Acquired Fund’s net asset value. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing (the “Advanced Notification”) is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any, provided, however, the Acquiring Fund agrees that it will use reasonable efforts to ensure that any Advanced Notification provided is materially accurate at the time it is provided and will update any Advanced Notification as soon as reasonably practicable after determination of any material changes to such notification.

(iii) Scale of investment.  Upon reasonable request by an Acquired Fund, each Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund and such other information relating to the Acquired Fund as may be reasonably requested by the Acquiring Fund to facilitate compliance with the Rule.

(c) The Acquiring Funds and their Advisory Group (as such term is defined in the Rule) will not control (individually or in the aggregate) an Acquired Fund within the meaning of Section 2(a)(9) of the 1940 Act.

2.	Representations and Covenants of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations and Covenants of the Acquiring Funds.

(a) In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b) To avoid any presumption that an Acquiring Fund controls an Acquired Fund, the Acquiring Funds hereby agree that each Acquiring Fund and its Advisory Group will not acquire in excess of 25% of the outstanding voting securities of an Acquired Fund.

4.	Indemnification.

Each Acquiring Fund, severally and not jointly, agrees to hold harmless and indemnify the Acquired Funds, including any of their principals, trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Funds, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a material violation by such Acquiring Fund of any provision of this Agreement, or (ii) a material violation by such Acquiring Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims, provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur as a direct result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to the terms and conditions of this Agreement.

Each Acquired Fund, severally and not jointly, agrees to hold harmless and indemnify the Acquiring Funds, including any of their principals, trustees, officers, employees and agents, against and from any and all Claims asserted against the Acquiring Funds, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a material violation by such Acquired Fund of any provision of this Agreement, or (ii) a material violation by such Acquired Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims, provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur as a direct result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to the terms and conditions of this Agreement.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

Melissa Gonzalez

c/o PGIM Investments LLC

655 Broad Street, 6th Floor

Newark, NJ 07102

Email:melissa.gonzalez@prudential.com

With a copy to:

Claudia DiGiacomo

Attn: Legal Dept.

c/o PGIM Investments LLC

655 Broad Street, 6th Floor

Newark, NJ 07102

Email: claudia.digiacomo@prudential.com

AQR Funds c/o Chief Legal Officer One Greenwich Plaza, Suite 130 Greenwich, CT 06830 Email: legalregisteredfunds@aqr.com

6.Term and Termination; Assignment; Amendment

(a) This Agreement shall be effective with respect to a particular Acquiring Fund and Acquired Fund for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue with respect to a particular Acquiring Fund and Acquired Fund until terminated in writing by either party upon sixty (60) days’ notice to the other party; provided, however, that the provisions of Section 4 shall survive the termination of this Agreement. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c) This Agreement may not be assigned by either party without the prior written consent of the other party; provided that such affirmative consent is not required in the case of a Reorganization (as defined below) of a Fund (a “Reorganizing Fund”) if such Reorganizing Fund provides written notice to the other party to this Agreement at least thirty (30) days’ prior to the effective date of such Reorganization. The term “Reorganization” shall refer to a merger, consolidation, or purchase or sale of substantially all of the assets between a Fund and another registered investment company or series thereof. In the event either party assigns this Agreement to a third party as provided in this Section, such permitted third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party.

(d) This Agreement may be amended, including the addition of Acquiring Funds and Acquired Funds to Schedule A, only by a writing that is signed by each affected party to this Agreement.

(e) In any action involving one or more Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other Acquiring Funds (or series thereof).

(f) In any action involving one or more Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other Acquired Funds (or series thereof).

7.Miscellaneous

(a) This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties, or commitments regarding the subject matter hereof whether oral or in writing.

(b) The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive the party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver of any term of this Agreement must be in writing signed by the waiving party.

(c) If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

(d) This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(e) This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York, without regard to its conflicts of laws provisions.

(f) Unless each party consents in writing to an alternative forum, the sole and exclusive forum for any action arising under or to interpret, apply, enforce or determine the validity of this Agreement shall be brought in the federal courts sitting within the State of New York. Each party hereto shall be (i) deemed to have notice of and consented to the provisions of this paragraph, and (ii) deemed to have waived any argument relating to the inconvenience of the forums referenced above in connection with any action or proceeding described in this paragraph.

(g) Upon reasonable request each Acquiring Fund agrees to certify compliance with the

Rule and with the terms of this Agreement.

(h) In no event and under no circumstances will any party to this Agreement be liable to any person, including without limitation any other party to this Agreement or any Permitted Third-Party Beneficiary, for any special, indirect or consequential loss or damages resulting from any act or failure to act in accordance with the provision of this Agreement, even if such party had been advised of the possibility of such loss or damages.

(i) The parties acknowledge and agree that notwithstanding anything contained in this Agreement to the contrary, each investment adviser, including any sub-adviser, of any Acquiring Fund and of any Acquired Fund (each such person, a “Permitted Third Party Beneficiary”) is and shall be an intended third party beneficiary of this Agreement.  This Agreement does not, and is not intended to, create any other third-party beneficiaries or otherwise confer any rights, privileges, claims or remedies upon any person other than (i) the parties and their respective successors and permitted assigns and (ii) Permitted Third Party Beneficiaries.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AQR Funds, on behalf of each Acquired Fund

By: /s/ Nicole DonVito

Name: Nicole DonVito

Title: Chief Legal Officer, VP and Secretary

Advanced Series Trust

By: /s/Timothy Cronin

Name: Timothy Cronin

Title: President and Principal Executive Officer

SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds

AST Academic Strategies Asset Allocation Portfolio

AST Advanced Strategies Portfolio

Acquired Funds

AQR Diversified Arbitrage Fund